DAW TECHNOLOGIES REPORTS DELAY IN RELEASING

THIRD QUARTER FINANCIAL RESULTS

FOR IMMEDIATE RELEASE

SALT LAKE CITY – November 19, 2001 -- Daw Technologies, Inc. (Nasdaq: DAWK), reported today that it will be unable to release its financial results for the third quarter of 2001, which ended September 30, 2001, due to its inability to timely reconcile several general ledger accounts relating to its European branch office operations.  The difficulty in reconciling these accounts is due primarily to complexities involved in operating a multi-national construction company, particularly the effects of fluctuating foreign currencies on contracts in progress and on project revenue and costs.

Based upon the company’s initial findings, management has concluded that it is necessary to reconcile the accounts in question from 1999 to present.  This reconciliation will likely require a restatement of the company’s previously issued financial statements for the years ended December 31, 1999 and 2000 and quarterly periods in 1999, 2000 and 2001.  Given the volume of data to be reviewed, management currently believes the reconciliation of accounts and the restatement of relevant financial statements is not likely to be completed until at least mid to late December.  Management does not believe that the company will be in a position to file its quarterly report on Form 10-Q for the quarter ended September 30 until at the reconciliation and restatement are completed.

Management expects that the reconciliation and restatement of financial statements will adversely affect the financial results of the company for 1999 and 2000.  Although the exact extent of the adjustments for 1999 and 2000 has not yet been determined, management believes it will be material.  Management is not currently in a position to determine whether the net effect of any adjustments in 2001 will be material.

B.J. Mendenhall, the company’s Chief Financial Officer stated: “Management has dedicated additional resources to complete the reconciliation and we are making a concerted effort to complete the process as quickly as possible.  The company changed its independent auditors at the beginning of the third quarter of this year.  The company’s former auditors will be asked to issue their opinion on the restated 1999 and 2000 financial statements.  The company’s new auditors will be asked to work closely with management and our former auditors to complete a review of the financial statements for the quarterly periods of 2001.”

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This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect the actual outcome include, but are not limited to, the success of the company’s efforts to gather and evaluate information and to obtain the assistance from third parties necessary to reconcile its accounts and restate its financial statements.  For a more detailed discussion of these and associated risks, see the company’s most recent documents filed with the Securities and Exchange Commission.

For additional information, contact:

B.J. Mendenhall, CFO

Daw Technologies, Inc.

(801) 977-3100

bjmendenhall@dawtech.com

Exhibit 99.1